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Exhibit A-4

CAPITAL STRUCTURE OF PACIFICORP GROUP COMPANIES
 AT March 31, 2002

         PACIFICORP
         CONSOLIDATED

                                            ($)       (%) of total
                                      In millions   capitalization
                                      -----------   --------------
Short-term Debt (1)                        $  321              4%

Long-term Debt                              3,554             49%

Preferred Stock                               115              2%

Preferred securities of Trusts                342              5%

Minority Interest                              18              0%

Common Stock Equity                         2,892             40%


Total                                      $7,242            100%


Notes:
The above table excludes all current accounts (both payables and receivables) relating to trading, interest and dividends

(1) Includes long-term debt currently maturing.